Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ATYR PHARMA, INC. 2015 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED, the ATYR PHARMA, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN, and the ATYR PHARMA, INC. NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-PLAN INDUCEMENT GRANT of our report dated March 26, 2019, with respect to the consolidated financial statements of aTyr Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 17, 2019